Exhibit 99.2

Press Release For Immediate Release

SangStat Therese Crozier, Corporate Communications Tel: +1 510-789-4331	Synt:em Michel Kaczorek, CEO Tel: +33 (0)466 048 666
Media Relations David Dible, Valérie Auffray, HCC De Facto Group Tel: +44 (0)207 496 33 00

SANGSTAT AND SYNT:EM ANNOUNCE FURTHER RESEARCH COLLABORATION TO DISCOVER THE NEXT GENERATION OF RDP58 MOLECULES

Collaboration to use Synt:em's Acti:map technology to discover novel anti-inflammatory molecules

Fremont, California USA and Nîmes, France - July 12, 2001 - SangStat (Nasdaq: SANG) and Synt:em, a French biopharmaceutical company, announced today a three year research collaboration agreement for the discovery of next generation RDP58 molecules. The aim of this collaboration is to design novel RDP58-like compounds for the inhibition of inflammation in new in vivo applications using Synt:em's proprietary rational design technology Acti:map™. The agreement builds on earlier development efforts between SangStat and Synt:em with Allotrap peptides which led to the original discovery of RDP58.

"We are very excited about this collaboration which represents the important next steps in the expansion of our RDP technology platform," said Jean-Jacques Bienaimé, SangStat's Chairman, President and CEO.

"Synt:em is very proud to collaborate further with SangStat. The success that we have achieved during our earlier collaboration highlights both the power and the value that can be created using our Acti:map™ technology. The key benefits to our partners of using our Acti:map™ technology are faster drug discovery and lead optimization" said Michel Kaczorek, CEO of Synt:em.

RDP58 is a small molecule that inhibits TNF synthesis by preventing the translation of TNF mRNA. TNF, an inflammatory cytokine, causes pathology in a wide range of diseases when it is released in excess such as in rheumatoid arthritis, ulcerative colitis, Crohn's disease, congestive heart failure, asthma, sepsis and other disease states. TNF triggers activation of immune responses and inflammation. Animal models, including studies in monkeys, suggest that RDP58 could decrease levels of TNF, reduce inflammation, and improve clinical outcome. RDP58 is currently in Phase I clinical trials in the UK.

Synt:em's Acti:map™ technology is a rational design technology based on the fact that the information required to describe the biological properties of a given molecule reside in its structure and is the technology that was used for the development of the lead compound RDP58. Repeated use of this design strategy is expected to result in the design of novel peptides with increased potency. Under the terms of the collaboration SangStat will perform in vitro and in vivo testing of peptides and novel rationally designed peptides while Synt:em will use its Acti:map™ technology to perform the rational design work.

Notes to Editors

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

Synt:em http://www.syntem.com

Synt:em is a private French biopharmaceutical company that is focused on the discovery and development of novel Central Nervous System (CNS) medicines. Synt:em's strategy is to take advantage of its complementary and proprietary technology platforms Pep:trans and Acti:map™ to develop an internal pipeline of drug candidates for the treatment of CNS disorders.

In addition Synt:em plans to become a key partner for Pharma and Biotech companies around the globe using its Pep:trans and Acti:map™ technologies. Pep:trans is a unique way to modify the pharmacological behaviour of compounds by helping them to reach their target across complex biological membranes. With Pep:trans, Synt:em is able to address the problem of delivering therapeutic molecules to the brain through the Blood Brain Barrier. In addition the technology has the potential to be used to improve the uptake of therapeutics into cells so that they are able to interact optimally with intracellular targets.

Synt:em uses its Acti:map™ technology platform to develop novel New Chemical Entities for the treatment of CNS disorders as well as to optimise the drug discovery efforts of its partners in a broad range of therapeutic areas. Acti:map™ is a computing engine based on Pharma- Informatics for the fast discovery and optimisation of new drugs candidates that are active in biological assays or in animal models without the need to physically do the time and resource - consuming High Throughput Screening of massive compound libraries.

Synt:em's headquarters are in Nîmes (France).

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SangStat's product development and marketing of products. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Factors that could cause actual results to differ materially include, without limitation, failures or delays in its drug discovery or development programs, and existing or new competition with respect to both product development and marketing of existing products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 2000 Annual Report on Form 10-K, its 2001 quarterly reports on Form 10-Q and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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